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                                EXHIBIT B

                     OPINION AND CONSENT OF COUNSEL
Gentlemen:

     I have made such examination of the law and have examined such Company records and documents as in my judgment are necessary or appropriate to enable me to render the opinion:

     1. American International Life Assurance Company of New York is a valid and existing stock life insurance company domiciled in the State of Delaware.

     2. Variable Account B is a separate investment account of American International Life Assurance Company of New York validly existing pursuant to the Delaware Insurance Laws and the Regulations thereunder.

     3. All of the prescribed corporate procedures for the issuance of the Individual and Group Single and Flexible Premium Deferred Variable Annuity Contracts (the "Contracts") have been followed, and, when such Contracts are issued in accordance with the Prospectuses contained in the Registration Statement, all state requirements relating to such Contracts will have been complied with.

     4. Upon the acceptance of premiums made by Contract Owners pursuant to a Contract issued in accordance with the Prospectuses contained in the Registration Statement and upon compliance with applicable law, such Contract Owner will have a legally-issued, fully paid, nonassessable interest in such Contract.

     This opinion, or a copy hereof, may be used as an exhibit to or in connection with the filing with the Securities and Exchange Commission of the Post-Effective Amendment No. 3 to the Registration Statement on Form S-6 for the Contracts to be issued by American International Life Assurance Company of New York and its separate account, Variable Account B.

                             /s/ Kenneth D. Walma
                             ---------------------
                             Kenneth D. Walma
                             Assistant Secretary and
                             Associate General Counsel




Dated:  April 28, 1998